Exhibit 99.1

Body Central Corp. Announces Fiscal 2012 Earnings

Jacksonville, FL - February 28, 2013 - Body Central Corp. (Nasdaq: BODY) today announced financial results for the fourth quarter and fiscal year 2012.

Highlights for the fourth quarter ended December 29, 2012:

•                  Net revenues for the quarter increased 0.3% to $81.0 million, compared to $80.7 million last year.

•                  Store sales increased 1.2% to $73.8 million and comparable store sales decreased by 11.6%.

•                  Operating income was $3.9 million or 4.8% of net revenues, compared to $9.8 million or 12.2% of net revenues for last year.

•                  Net income was $2.4 million, or $0.15 per diluted share based on 16.3 million weighted average shares outstanding, as compared to net income of $6.1 million, or $0.38 per diluted share based on 16.2 million weighted average shares outstanding for the fourth quarter of 2011.

•                  The Company opened 13 new stores during the fourth quarter and operated 276 stores as of December 29, 2012.

Highlights for the fiscal year ended December 29, 2012:

•                  Net revenues increased 4.9% to $311.0 million from $296.5 million for the same period a year ago.

•                  Store sales rose 5.1% to $275.1 million driven by a 15% increase in store count which was offset by a comparable store sales decrease of 8.1%.

•                  Operating income was $19.1 million or 6.2% of net revenues, compared to $31.4 million or 10.6% of net revenues for the same period last year.

•                  Net income was $11.9 million or $0.73 per diluted share based on 16.3 million weighted average shares outstanding, as compared to net income of $19.7 million, or $1.22 per diluted share based on 16.2 million weighted average shares outstanding for fiscal 2011.

•                  The Company opened 39 new stores during fiscal year 2012.

Brian P. Woolf, Body Central’s CEO, stated: “While the Company had a tough sales year in 2012, many initiatives were undertaken to build the infrastructure to support continued growth.  In addition to those steps taken in 2012, we are pleased to have announced earlier this week four very significant personnel additions to our merchandising team.  We have much to accomplish and an urgency to improve the product offering.  In addition, we will be focused on building the brand, improving our customers’ shopping experience in our stores, and unifying our direct and store marketing to become a true multi-channel business.  As we redesign our new store prototype in support of these initiatives, we will be modifying our 2013 new store opening target to 25 stores. Lastly, we expect current trends in our business to continue to be weak through the first half of this year with pressure on gross margins. Longer term, we are optimistic about our business model and the niche we can continue to develop in the fast fashion segment.”

Balance Sheet highlights as of December 29, 2012:

Cash and cash equivalents were $41.1 million at the end of the fourth quarter compared to $42.0 million in the prior year.

The Company had no long-term debt at the end of the fourth quarter in either 2012 or 2011.

Total Company inventories at the end of the fourth quarter were $23.0 million compared to $21.1 million at the end of the fourth quarter of 2011. Average store inventories decreased 4.6% from one year ago.

Reported results are preliminary and not final until the filing of our Annual Report Form 10-K with the SEC and remain subject to adjustment.

Conference Call Information

A conference call to discuss fourth quarter financial results is scheduled for today, February 28, 2013, at 4:30 PM Eastern Time. The conference call will also be webcast live at www.bodyc.com. To access the replay of this call, please dial (877) 870-5176 and enter pin number 8554090. The replay is available until March 14, 2013. A replay of this call will also be available on the Investor Relations section of the Company’s website, www.bodyc.com, within two hours of the conclusion of the call and will remain on the website for ninety days.

About Body Central

Founded in 1972, Body Central Corp. is a growing, multi-channel, specialty retailer offering on trend, quality apparel and accessories at value prices. As of December 31, 2012 the Company operated 276 specialty apparel stores in 26 states under the Body Central and Body Shop banners, as well as a direct business comprised of a Body Central catalog and an e-commerce website at www.bodyc.com. The Company targets women in their late teens and twenties from diverse cultural backgrounds who seek the latest fashions and a flattering fit. Stores feature an assortment of tops, dresses, bottoms, jewelry, accessories and shoes sold primarily under the Company’s exclusive Body Central® and Lipstick® labels.

Safe Harbor Language

Certain statements in this release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “guidance,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) our ability to identify and respond to new and changing fashion trends, customer preferences and other related factors; (2) our ability to execute successfully our growth strategy; (3) changes in consumer spending and general economic conditions; (4) changes in the competitive environment in our industry and the markets we serve, including increased competition from other retailers; (5) our new stores or existing stores achieving sales and operating levels consistent with our expectations; (6) the success of the malls and shopping centers in which our stores are located; (7) our dependence on a strong brand image; (8) our direct business growing consistently with our growth strategy; (9) our information technology systems supporting our current and growing business, before and after our planned upgrades; (10) disruptions to our information systems in the ordinary course or as a result of systems upgrades; (11) our dependence upon key executive management or our inability to hire or retain additional personnel; (12) disruptions in our supply chain and distribution facility; (13) our lease obligations; (14) our reliance upon independent third-party transportation providers for all of our product shipments; (15) hurricanes, natural disasters, unusually adverse weather conditions, boycotts and unanticipated events; (16) the seasonality of our business; (17) increases in costs of fuel, or other energy, transportation or utilities costs and in the costs of labor and employment; (18) the impact of governmental laws and regulations and the outcomes of legal proceedings; (19) our maintaining effective internal controls; and (20) our ability to protect our trademarks or other intellectual property rights.

CONTACT:

Tom Stoltz

Body Central Corp.

COO and CFO

904-207-6720

tstoltz@bodyc.com

BODY CENTRAL CORP.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

	Thirteen Weeks Ended		Fiscal Year Ended
	December 29,	December 31,	December 29,	December 31,
	2012	2011	2012	2011
	(in thousands, except share and per share data)

Net revenues	$81,002	$80,736	$310,958	$296,500
Cost of goods sold, including occupancy, buying, distribution center and catalog costs	56,473	52,700	210,913	193,101
Gross profit	24,529	28,036	100,045	103,399
Selling, general and administrative expenses	18,830	16,830	74,650	66,803
Depreciation and amortization	1,804	1,389	6,273	5,204
Income from operations	3,895	9,817	19,122	31,392
Interest income, net of interest (expense)	(3)	2	7	16
Other income, net of other expense	101	31	205	237
Income before income taxes	3,993	9,850	19,334	31,645
Provision for income taxes	1,587	3,711	7,387	11,925
Net income	$2,406	$6,139	$11,947	$19,720

Net income per common share:
Basic	$0.15	$0.38	$0.74	$1.25
Diluted	$0.15	$0.38	$0.73	$1.22

Weighted-average common shares outstanding:
Basic	16,240,458	16,014,571	16,187,530	15,780,908
Diluted	16,312,796	16,243,016	16,342,859	16,218,382

Other comprehensive income:
Unrealized gain on short-term investments, net of tax	2	—	—	—
Other comprehensive income, net of tax	2	—	—	—
Comprehensive income	$2,408	$6,139	$11,947	$19,720

BODY CENTRAL CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	December 29,	December 31,
	2012	2011
	(In thousands)
Assets
Current assets
Cash and cash equivalents	$41,136	$41,993
Accounts receivable	4,710	2,607
Inventories	22,971	21,141
Prepaid expenses and other current assets	6,966	4,293
Deferred tax asset, current	1,959	1,953
Total current assets	77,742	71,987
Property and equipment, net of accumulated depreciation and amortization	33,515	22,159
Goodwill	21,508	21,508
Intangible assets, net of accumulated amortization	16,574	16,542
Other assets	246	106
Total assets	$149,585	$132,302

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$13,715	$16,498
Accrued expenses and other current liabilities	19,732	18,608
Total current liabilities	33,447	35,106
Other liabilities	10,494	7,899
Deferred tax liability, long-term	5,298	4,225
Total liabilities	49,239	47,230
Commitments and contingencies
Stockholders’ equity	100,346	85,072

Total liabilities and stockholders’ equity	$149,585	$132,302

BODY CENTRAL CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Fiscal Year Ended
	December 29,	December 31,
	2012	2011
	(in thousands)
Cash flows from operating activities
Net income	$11,947	$19,720
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,273	5,204
Stock-based compensation	2,028	1,060
Amortization of premiums and discounts on investments, net	460	—
Deferred income taxes	1,067	(523)
Excess tax benefits from stock-based compensation	(757)	(3,453)
Loss on disposal of property and equipment	84	29
Loss on short-term investments	4	—
Changes in assets and liabilities:
Accounts receivable	(2,103)	(1,349)
Inventories	(1,830)	(2,772)
Prepaid expenses and other current assets	(459)	(360)
Other assets	(140)	(4)
Accounts payable	(2,783)	1,618
Accrued expenses and other current liabilities	1,124	4,238
Income taxes	(1,457)	3,218
Other liabilities	2,905	2,822
Net cash provided by operating activities	16,363	29,448
Cash flows from investing activities
Purchases of property and equipment	(17,905)	(9,806)
Proceeds from sales of assets	29	—
Purchases of short-term investments	(25,104)	—
Proceeds from sales of short-term investments	10,880	—
Proceeds from maturities of short-term investments	13,760	—
Purchase of intangible assets	(179)	—
Net cash used in investing activities	(18,519)	(9,806)
Cash flows from financing activities
Excess tax benefits from stock-based compensation	757	3,453
Proceeds from public offerings, net of issuance costs	—	1,143
Proceeds from the issuance of stock options	542	1,553
Net cash provided by financing activities	1,299	6,149
Net (decrease) increase in cash and cash equivalents	(857)	25,791
Cash and cash equivalents
Beginning of year	41,993	16,202
End of period	$41,136	$41,993